SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(a) OF THE
INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:
-------------------------------

Name: Great Companies Investment Trust

Address of Principal Business Office
(No. & Street, City, State, Zip Code):

635 Court Street, Suite 100
Clearwater, Florida 33756

Telephone Number (including area code): (727) 953-1700

Name and address of agent for service of process:

Jamie D. Atkins, Esq.
635 Court Street, Suite 100
Clearwater, Florida 33756

Copies to:

James E. Anderson,Esq.
Wilmer, Cutler & Pickering
2445 M Street, N.W.
Washington, DC  20037


Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES X   NO



                                   SIGNATURES


         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in Clearwater, in the State of Florida on the 1st day of October, 2003.


                                GREAT COMPANIES INVESTMENT TRUST
                                By:      /s/Jim H.Huguet
                                                 Trustee

Attest:  /s/Donna Eppes
         Secretary